Exhibit 5.13

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March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of Illinois to the entities listed on Exhibit A hereto (each individually a “Local Entity” and, collectively, the “Local Entities”) and each a wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a)	the Indenture;

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(b)	a copy of the Articles of Incorporation or Articles of Organization of each Local Entity, as applicable, certified by the secretary or another officer of such Local Entity;

(c)	a copy of the Operating Agreement or Bylaws of each Local Entity, as applicable, certified by the secretary or another officer of such Local Entity;

(d)	a copy of the Unanimous Written Consent of all Directors, Managers and Governors of the Subsidiaries of the Partnership (other than StoneMor Operating LLC, and Cornerstone Family Services of West Virginia Subsidiary, Inc.) dated March 16, 2016, relating to the Registration Statement;

(e)	a good standing certificate issued by the Secretary of State of Illinois for each Local Entity and dated as of the date(s) set forth on Exhibit B, (collectively, the “Entity Certificates”); and

(f)	a copy of Master Officer’s certificate of the Issuers and Guarantors dated as of March 17, 2016 relating to certain of the factual assumptions made in this opinion letter (the “Officer’s Certificate”).

In addition to the foregoing documents, we have also reviewed such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. We have assumed and relied upon the truth and completeness, as to matters of fact (including the factual portion of any matters of mixed fact and law), of the Entity Certificates (and we have also assumed that the information contained therein is current through the date hereof notwithstanding any earlier “through” date contained in such Entity Certificates), the factual representations and warranties of the Local Entities given pursuant to or in connection with the Registration Statement, and the certifications set forth in the Officer’s Certificate.

We have not made any independent investigation in rendering this opinion other than the examination described above (and without limiting the generality of the foregoing, we have not conducted any tax, judgment, litigation, lien, docket or similar searches with respect to the Local Entities). Our opinion is therefore qualified in all respects by the scope of that document examination. Whenever an opinion in this opinion letter, with respect to the existence or absence of facts, is given to our knowledge, or to the best of our knowledge, or with reference to matters of which we are aware or which are known to us, or with similar qualification, it is intended to signify that during the course of our representation of the Local Entities in connection with the Registration Statement, no information came to the attention of those attorneys in this law firm who have actively represented the Local Entities which gave those attorneys actual knowledge of any inaccuracy of our opinions as to the existence or absence of those facts.

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In rendering this opinion, we have further assumed and relied upon (i) the correctness, completeness, authenticity and due authorization of all documents, certificates and records examined, the genuineness of all the signatures thereon and that all natural persons that are party to or acting on behalf of any party to the Indenture and the other documents, certificates and records examined by us have the legal capacity and competency to do so, except that we have not assumed the due authorization by any Local Entity of its execution, delivery and performance of the Indenture to which it is a party, nor have we assumed the due execution by any Local Entity of the Indenture; and (ii) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

Our opinion is expressly limited to the Applicable Laws (as defined below) of the State of Illinois (the “Covered State”) (such Applicable Laws are sometimes collectively referred to herein as the “Covered Applicable Laws”), and we express no opinion with respect to the laws of any other jurisdiction. In addition, we render no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). In rendering this opinion letter, we have assumed compliance with all laws other than the Covered Applicable Laws.

Based on the foregoing, we are of the opinion that:

1.	Based solely upon our review of the Entity Certificates, each Local Entity is validly existing and in good standing as a limited liability company or corporation, as applicable, under the laws of the Covered State.

2.	As of the date of the Indenture, each Local Entity had all limited liability company or corporate power and capacity, as applicable, under the Covered Applicable Laws to execute and deliver the Indenture, and as of the date hereof each Local Entity has all limited liability company power and capacity under the Covered Applicable Laws to perform its obligations thereunder.

3.	All necessary action has been taken on the part of each Local Entity to authorize the execution and delivery of the Indenture and the performance by each Local Entity of its obligations thereunder (including its Guarantee as provided therein).

4.	The Indenture has been duly executed and delivered by each Local Entity to the extent that execution and delivery are governed by the laws of the State of Illinois.

Our opinions are subject to the following further exceptions exclusions, limitations, assumptions and qualifications:

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(a)	We render no opinion herein whatsoever regarding the enforceability of the Registration Statement;

(b)	We express no opinion as to the applicability to, or the effect of noncompliance by, any Guarantors with any state or federal laws applicable to the transactions contemplated by the Registration Statement because of the nature of the business of such Guarantors;

(c)	We render no opinion herein whatsoever regarding (i) the compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under any (A) health or environmental law, (B) antitrust law, (C) securities law, (D) taxation law, (E) worker health or safety, subdivision, building code, use and occupancy, zoning or permitting or land use matter, (F) patent, trademark or copyright law, or (G) labor or employment law (including, but not limited to, pension and employee benefit law, rule or regulation); or (ii) the compliance or noncompliance of any real estate, personal property or business operations of any Local Entity with federal, state or local laws, statutes, ordinances, rules or regulations.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is rendered solely for the benefit of the addressee hereof in connection with the Registration Statement, and this such addressee may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement. This opinion letter may not be relied upon in connection with any other matter or by any other person or entity without our express prior written consent. This opinion may not be quoted or in any way published or provided to any person or entity without our express prior written consent; provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fisher Cohen Waldman Shapiro, LLP

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EXHIBIT A

Bronswod Cemeter, Inc.

StoneMor Illinois Subsidiary LLC

StoneMor Illinois LLC

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EXHIBIT B

Good Standing Certificate dated March 14, 2016 for Bronswood Cemetery, Inc.

Good Standing Certificate dated March 11, 2016 for StoneMor Illinois Subsidiary LLC

Good Standing Certificate dated March 11, 2016 for StoneMor Illinois LLC